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                                                                    EXHIBIT 99.8


A. Jay Meyerson
Chief Executive Officer
Aames Financial Corporation
350 S. Grand Avenue, 52nd Floor
Los Angeles, California  90071

         Re:    Investment in Preferred Stock

Gentlemen:

     Pursuant to the Preferred Stock Purchase Agreement, by and between Aames Financial Corporation (the "Company") and Specialty Finance Partners ("SFP") dated as of May 19, 2000 (the "Stock Purchase Agreement") SFP agreed to purchase from the Company shares of the Company's Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock") for a price per share (the "Price") equal to the lower of $0.90 or the average of the closing price of Company's Common Stock, par value $0.001 per share (the "Common Stock") for five trading days prior to the "Initial Closing" (as that term is defined in the Stock Purchase Agreement) and the Company will also issue to SFP warrants to purchase another 5 million shares of Series C Preferred Stock at the Price (the "SFP Transaction").

     This letter is intended to amend the Stock Purchase Agreement to the extent inconsistent with the provisions herein and to provide for certain other agreements between the parties with respect to the SFP Transaction. All capitalized terms used herein, and not otherwise defined, shall have their respective meanings as set forth in the Stock Purchase Agreement.

     Purchase of Series D Convertible Preferred Stock
     ------------------------------------------------

     The Stock Purchase Agreement is hereby amended as follows:

          (a) At the Initial Closing, SFP shall purchase and the Company shall sell to SFP, 40,800,000 shares of Series C Preferred Stock for $0.85 per share (the "Initial Shares").

          (b) At the Initial Closing, the Company shall issue a warrant, substantially in the form attached hereto as Exhibit A, to SFP (the "Series C Warrant") for the purchase of 5 million shares of Series C Convertible Preferred Stock. The Series C Warrant will expire at the Additional Closing and, upon exercise of the Series C Warrant, the issuance of the Series C Preferred Stock thereunder will be subject to the receipt by the Company of appropriate consents of holders of Series B Preferred Stock and Series C Preferred Stock to issue such shares upon conversion as well as the filing, and the expiration of any waiting period, pursuant to Regulation 14(c) under the Securities Exchange Act of 1934.

          (c) At the Additional Closing, the Company shall issue a warrant, substantially in the form attached hereto as Exhibit B, to SFP (the "Series D Warrant") for the purchase of 5 million shares of Series D Convertible Preferred

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     Stock, par value $0.001 per share (the "Series D Preferred Stock"), provided, however that the number of shares subject to the Series D Warrant shall be reduced by the number of shares of Series C Preferred Stock acquired through the exercise of the Series C Warrant, if any.

          (d) At the Additional Closing, SFP shall exchange each of the Initial Shares, and each share of Series C Preferred Stock acquired through the exercise of the Series C Warrant, if any, for one share of Series D Preferred Stock, subject to adjustment as provided for in the Certificate of Designations for the Series D Preferred Stock which shall be filed with the Delaware Secretary of State immediately prior to the Additional Closing, in substantially the same form as attached hereto as Exhibit C.

          (e) At the Additional Closing, SFP shall purchase, and the Company shall sell to SFP, an aggregate of 18,023,529 shares of Series D Preferred Stock for $0.85 per share, subject to the terms and conditions of the Stock Purchase Agreement.

          (f) The Series D Preferred Stock shall be subject to all of the limitations, covenants, representations and warranties or other agreements between the parties which are applicable to the Series C Preferred Stock and which are contained in the Stock Purchase Agreement.

          (g) On or prior to the Additional Closing, the Company and SFP will execute an amendment to that certain Registration Rights Agreement, dated as of December 23, 1998, between the Company and Capital Z Financial Services Fund II, L.P. (the "Registration Rights Agreement"), such that the Series D Preferred Stock issued at the Additional Closing will be subject to the terms and conditions of the Registration Rights Agreement.

          (h) The Stock Purchase Agreement, as amended hereby, is hereby ratified and confirmed.

     Waiver of Conversion Ratio
     --------------------------

     SFP understands that, pursuant to the Certificate of Incorporation, the SFP Transaction may cause the automatic adjustment of the "conversion ratio" (as that term is used in the Certificate of Incorporation with respect to the Series C Stock and the Company's Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock")) to be adjusted.

     SFP hereby covenants and agrees that it will support, and vote in favor of, any proposal presented to the stockholders of Aames to eliminate as an adjustment to the "conversion ratio" in effect on the date immediately preceding the Initial Closing, any adjustment arising from the issuance of the Series C Preferred Stock to be issued under the Stock Purchase Agreement (the "Certificate Amendment").

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     SFP further covenants and agrees that, if SFP converts any shares of its
Series B Preferred Stock or Series C Preferred Stock into shares of Common Stock between the date of the Initial Closing and the date that the Certificate Amendment is filed, the Company shall apply the "conversion ratio" in effect on the date immediately preceding the Initial Closing in calculating the number of shares of Common Stock to be issued upon such conversion.

     Waiver of Stated Value
     ----------------------

     SFP understands that, pursuant to the Certificate of Incorporation, the "Post Recapitalization Stated Value" (as that terms is defined in the Certificate of Designations with respect to the Series C Preferred Stock) of the Series C Preferred Stock is $5.00 per share.

     SFP further covenants and agrees that the "Post Recapitalization Stated Value" (as that terms is defined in the Certificate of Designations with respect to the Series C Preferred Stock) for the Initial Shares, and any shares of Series C Preferred Stock acquired by SFP as a result of the exercise of the Series C Warrant, shall be equal to the Purchase Price per share.

                               [SIGNATURES FOLLOW]

                                       3

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                                Very truly yours,

                                SPECIALTY FINANCE PARTNERS
                                     By its General Partner
                                     CAPITAL Z FINANCIAL SERVICES FUND II, L.P.,
                                             By its General Partner
                                             CAPITAL Z PARTNERS, L.P.,
                                                     By its General Partner
                                                     CAPITAL Z PARTNERS, LTD.

                                                     By:________________________

                                                     Name:______________________


                                                     Title:_____________________


ACCEPTED AND AGREED:
--------------------

AAMES FINANCIAL CORPORATION
---------------------------

By:________________________________

Name:______________________________

Title:_____________________________

Dated as of May 25, 2000.
-------------------------

cc:      Jack Getzelman
         Managing Director
         Donaldson, Lufkin & Jenrettee Securities Corporation
         2121 Avenue of the Stars
         Los Angeles, California  90067-5014

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                                    EXHIBIT A

                            Form of Series C Warrant


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                                    EXHIBIT B
                                    ---------

                            Form of Series D Warrant


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                                    EXHIBIT C
                                    ---------

      Form of Certificate of Designations for the Series D Preferred Stock